Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Amber Zaske, Community Relations Specialist
Phone: 989-779-6309 Fax: 989-775-5501
Isabella Bank Corporation Announces First Quarter 2022 Dividend
Mt. Pleasant, Michigan, February 25, 2022 - Isabella Bank Corporation (OTCQX:ISBA) today announced its Board of Directors declared a first-quarter cash dividend of $0.27 per common share at its regular meeting on February 23, 2022. The dividend will be payable March 31, 2022, to shareholders of record as of March 29, 2022. Based on ISBA’s closing stock price of $25.75 per share as of February 23, 2022, the annualized cash dividend yield is 4.19%.
“I'm pleased to announce our $0.27 first quarter cash dividend, which continues to provide our shareholders with an attractive yield,” said Jae A. Evans, President and Chief Executive Officer. “This is one way in which we strive to increase shareholder value. This commitment was recently evidenced by our record financial results for 2021, which included the completion of key initiatives designed to improve financial performance and, most importantly, the value of our stock.”
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 119 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services through Isabella Wealth. The Bank has locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Invest in Us link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.